Exhibit 99.1
SCOLR Pharma, Inc. Reports Fourth Quarter 2008 Financial Results

BOTHELL, WA, March 11, 2009, - SCOLR Pharma, Inc. (NYSE Alternext US: DDD) today reported financial results for the three and twelve months ended December 31, 2008.  The Company will host a live conference call today, March 11, 2009, at 11:30 a.m. (Eastern Standard Time).

“Last year was an important period for SCOLR Pharma,” said President and CEO Bruce S. Morra, Ph.D., M.B.A. “Utilizing our unique CDT® platforms, we made significant progress advancing our two primary over-the-counter (OTC) drug candidates, ibuprofen and pseudoephedrine, through clinical development.  During the second half of the year, we reported very positive top-line data from the pivotal Phase III trial of our 12 hour CDT 600 mg controlled release (CR) ibuprofen. We are encouraged by the increased interest in our ibuprofen product engendered by this data, leading to a number of new discussions with potential partners both within and outside the US. We remain optimistic that we will be able to reach agreement with suitable partner(s) to commercialize this product.  We were also very pleased to report the FDA accepted our Abbreviated New Drug Application (ANDA) for our pseudoephedrine formulation for review. The FDA subsequently issued a Complete Response Letter for our pseudoephedrine application, which identified only minor deficiencies in the Chemistry and Manufacturing Controls section of the filing. None of the deficiencies cited by the FDA involve the safety or efficacy of the product and we are actively working to address the questions raised by the FDA and advance our pseudoephedrine product candidate toward approval.

“Further, there has been a significant effort within the Company to reduce expenses and closely manage our cash burn,” Dr. Morra added. “In 2008, we were able to achieve a substantial decrease in total operating expenses compared with the prior year.  In addition, we completed a lease termination and buyout transaction in 2008 under which we received $4.1 million and successfully relocated our corporate headquarters to a better equipped facility.

“Our primary focus in 2009 will be the disciplined execution of our development programs, the establishment of new licensing and collaboration agreements, and continued leveraging of the Company's novel drug delivery expertise to create oral drug formulations that address large and growing markets.”

Year-end 2008 clinical and operational achievements include the following:

•
Reported favorable top-line results from our pivotal Phase III trial to evaluate the efficacy of our 12 hour CDT 600 mg (CR) ibuprofen for the OTC market. The trial incorporated the FDA special protocol assessment design elements, met both co-primary as well as key secondary endpoints,   (p<0.0001), demonstrating both onset and durability of effect for the duration of the study, and had no significant adverse events;

•	Received a Complete Response Letter from the FDA for our ANDA for a 120 milligram 12-hour pseudoephedrine tablet based on our patented CDT platform;
•	Advanced work with Dr. Reddy’s Laboratories on a confidential product;
•
Completed the lease termination and buyout transaction under which SCOLR received $4.1 million and successfully relocated its corporate headquarters to a more cost effective and better equipped facility.

Total revenues for the year ended December 31, 2008 were $958,320, a decrease of 51% compared to $2.0 million for 2007. This decrease was primarily due to the higher level of research and development fees and licensing revenues in 2007 relating to a license agreement that was terminated in March 2007.

Royalty revenue from our CDT-based product sales in the dietary supplement markets decreased 19%, or $219,164 to $958,320 for the year ended December 31, 2008, compared to $1.2 million in 2007. This decrease was primarily due to lower royalty income from Perrigo and termination of our relationship with Nutraceutix.

SCOLR has continued to make significant improvements to its operating efficiencies as compared to a year ago. For the year ended December 31, 2008, the Company's marketing and selling expenses decreased 28%, or $264,021, to $672,675, compared to $936,696 in 2007. General and administrative expenses decreased 4%, or $198,259, to $4.4 million for the year ended December 31, 2008, compared to $4.6 million in 2007.

Research and development expenses decreased 19%, or $1.5 million, to $6.3 million for the year ended December 31, 2008, compared to $7.8 million in 2007.

Net loss decreased 42%, or $4.5 million, to $6.1 million for the year ended December 31, 2008, compared to $10.6 million in 2007. This decrease was primarily due to the gain of $4.1 million from the termination of the lease of our corporate facility in 2008.

SCOLR Pharma had approximately $6.4 million in cash and cash equivalents, and $473,711 in restricted cash as of December 31, 2008. SCOLR anticipates that, based on its current operating plan, its existing cash and cash equivalents, together with expected royalties from third parties, will be sufficient to fund its operations until late 2009. SCOLR’s current operating plan reflects reductions in personnel, marketing and other operating expenses implemented in 2008. SCOLR is actively managing its liquidity by limiting clinical and development expenses to its lead products and supporting existing alliances and collaborations. SCOLR has deferred all significant expenditures on new projects pending additional financing or partnership support. SCOLR is pursuing new partnerships as well as collaborations, and exploring other financing options that would provide the Company with additional funding for its operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Consequently, the audit report prepared by SCOLR’s independent registered public accounting firm relating to its financial statements for the year ended December 31, 2008 included an audit opinion that expressed doubt about the Company's ability to continue as a going concern.

Conference Call

As previously announced, SCOLR Pharma will host a conference call on March 11, 2009, at 11:30 a.m. (Eastern Standard Time). Shareholders and other interested parties may participate in the conference call by dialing +1-888-679-8035 (domestic) or +1 617-213-4848 (international) and entering access code 70937060, a few minutes before 11:30 a.m. EST on March 11, 2009. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.scolr.com.

A replay of the conference call will be accessible two hours after its completion through March 25, 2009, by dialing +1-888-286-8010 (domestic) or +1-617-801-6888 (international) and entering access code 66312665. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com or www.scolr.com.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented CDT platforms to develop novel prescription pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company’s ability to fund our operations until late 2009, the success of its products in the marketplace and in clinical trials and potential partnership opportunities for its product candidates. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including unanticipated costs and expenses associated with our product development, clinical activities and regulatory review,  reductions in our royalty revenues, our ability to successfully develop new formulations and complete research and development, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if we are not successful in raising additional capital or securing partnership arrangements, we may not be able to advance development and commercialize our products. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

FINANCIAL HIGHLIGHTS

SCOLR Pharma, Inc.

BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$6,363,243	$11,825,371
Accounts receivable	177,253	225,900
Interest and other receivables	1,157	16
Prepaid expenses	286,539	423,213
Total current assets	6,828,192	12,474,500

Property and equipment—net	790,947	748,931
Intangible assets—net	557,639	464,023
Restricted cash	473,711	—

	$8,650,489	$13,687,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$238,701	$757,420
Accrued liabilities	668,694	586,849
Current portion of term loan	87,850	80,047
Total current liabilities	995,245	1,424,316

Long-term portion of term loan	23,269	111,119
Deferred rent	310,010	—
Total liabilities	1,328,524	1,535,435

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $0.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $0.001 par value, 41,130,270 and 40,991,385 issued and outstanding as of December 31, 2008 and 2007, respectively	41,130	40,991
Additional contributed capital	71,255,901	69,945,666
Accumulated deficit	(63,975,066)	(57,834,638)
Total stockholders’ equity	7,321,965	12,152,019
	$8,650,489	$13,687,454

SCOLR Pharma, Inc.

STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Royalty	$176,885	$222,334	$958,320	$1,177,484
Research and development	—	—	—	621,222
Licensing fees	—	—	—	173,077
Total Revenues	176,885	222,334	958,320	1,971,783

Operating Expenses
Marketing and selling	127,096	262,920	672,675	936,696
Research and development	1,880,515	2,358,120	6,268,152	7,768,346
General and administrative	1,114,034	1,248,987	4,356,647	4,554,906

Facility Lease termination
Gain from lease buyout	—	—	(4,100,000)	—
Expenses related to relocation and lease buyout	—	—	116,867	—
Total facility lease buyout	—	—	(3,983,133)	—
Total operating expenses	3,121,645	3,870,027	7,314,341	13,259,948
Loss from operations	(2,944,760)	(3,647,693)	(6,356,021)	(11,288,165)

Other income (expense)
Interest expense	(2,917)	(4,757)	(14,482)	(15,724)
Interest income	24,308	131,609	229,837	682,010
Other	(1,091)	—	238	2,941
	20,300	126,852	215,593	669,227
Net Loss	$(2,924,460)	$(3,520,841)	$(6,140,428)	$(10,618,938)

Net loss per share, basic and diluted	$(0.07)	$(0.09)	$(0.15)	$(0.28)
Shares used in calculation of basic and diluted net loss per share	41,043,770	38,986,882	41,038,797	38,348,560

Contacts:
Investor Relations:
Cameron Associates
Kevin McGrath
212.245.4577
Kevin@cameronassoc.com